EXHIBIT 15.2

CONSENT OF VALUATION FIRM

We hereby consent to the use of the information contained in our reports, dated as of 24 July 2015, relating to valuations of certain investment properties and self-used properties of the Company in your annual report.

/s/ Savills Valuation and Professional Services Limited

Hong Kong

July 31, 2015